                                                                    EXHIBIT 99.1

                                                      [PRESTOLITE ELECTRIC LOGO]

DATE:          November 17, 2003

TO:            Distribution

FROM:          P. Kim Packard

SUBJECT:       CODE OF BUSINESS ETHICS AND CONDUCT
               STANDARD POLICY AND PROCEDURE NO. 001

Prestolite's success is dependent upon our fundamental commitment to integrity. This commitment goes beyond strict adherence to the many laws which regulate our business. Each of us must act in accordance with high ethical standards which requires that we respect the rights of others and conduct ourselves with a commitment to honesty and fairness.

Ethics are the accepted basis upon which our performance of our duties will be judged by others. The failure to adhere to ethical practices results in damage to our business, ourselves, our customers and suppliers, and there is a possibility that such conduct may violate applicable laws.

The purpose of this code is to clearly articulate the policies of Prestolite and to provide standards to guide each of us in our day-to-day work and business activities. Voicing ethical concerns about proposed conduct will not raise any threat to your career, however, the participation in, or the condoning of unethical or illegal acts can have devastating effects on the individual involved and on the Company.

While those persons in positions of authority have a special responsibility to adhere to and assure ethical and legal conduct, each employee must apply ethical standards in the performance of his or her duties on the job.

I expect every employee to carefully read and become familiar with this document and apply the ethical standards to his or her work. If you have any questions about how the ethical standards apply, discuss such issues with your supervisors. I am certain that each of you will uphold Prestolite's commitment to integrity.

P. Kim Packard
President and Chief Executive Officer

         STANDARD POLICY AND PROCEDURE

SUBJECT:
               BUSINESS ETHICS AND CONDUCT                   STANDARD POLICY
                                                              AND PROCEDURE
                                                                 NUMBER:
                                                                  001

SUPERSEDES:            01/01/03             EFFECTIVE DATE:      01/01/04
NAME:             P. K. PACKARD             TITLE:             PRESIDENT/CEO

I.       Statement of Commitments

         In the conduct of our business, we will focus on five key relationships: (1) customers, (2) suppliers, (3) fellow employees, (4) shareholders, and (5) our communities. The following expresses our commitments and the ideals which we will apply to those key groups.

         1.       Customers

                  We owe a first responsibility to our customers to provide products and services of the highest quality.

                  We will strive to understand the needs and standards of our customers in order to develop and continuously improve world class products which can be sold to our customers at competitive prices while making a fair profit.

                  We will respond promptly and courteously to our customers' needs and requests by honestly and accurately fulfilling our commitments to them.

                  We will not participate in unethical conduct which damages our relationship with our customers or gives them a basis or reason for changing to another supplier.

         2.       Suppliers

                  We will give prospective suppliers a chance to compete fairly for our business while making a fair profit.

                  We will select suppliers who provide the highest quality at the lowest total cost.

                  We will work with our suppliers so that they can understand our needs, and will cooperate with them in programs which reduce costs, improve quality, and create a long term relationship.


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SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

         3.       Employees

                  We will respect dignity and rights of our coworkers by treating one another fairly and by performing our duties in a responsible manner.

                  We are committed to equal opportunity and affirmative action in our hiring and promoting practices.

                  We will listen to our coworkers and respect their opinion and experience. We will maintain an "open door" so that employees can express their view freely without fear of reprisal.

                  We will maintain a drug free and alcohol free work environment in accordance with the Drug-Free Work Place Act of 1988 and other laws. We will encourage and assist those employees with alcohol or chemical dependencies to enter appropriate treatment programs.

                  We will provide a clean, safe work place environment and provide the training necessary so that each employee can perform his/her job well. We will not permit conduct which encourages sexual harassment in the work place.

                  We will encourage teamwork among our employees and in their relationships with our customers and suppliers.

         4.       Shareholders

         We will pursue our growth and earnings objectives while always keeping ethical standards at the forefront of our activities.

         We will protect the company's assets and trade secrets against unauthorized use by competitors and our employees and will not improperly use or solicit such confidential information owned by others.

         5.       Community

         We will be a responsible citizen in the community in which we live and to the world community by conducting our business activities in moral, ethical, and beneficial manner.

II.      Values

         In fulfilling our commitments, our employees are expected to be:

                          Dedicated and loyal to our company and to our country. Law-abiding.
                          Responsible and reliable.
                          Truthful and accurate.
                          Fair and cooperative.
                          Committed to high standards.


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SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

III.     Responsibilities

         All employees, regardless of position, are responsible for:

         - Reviewing regularly their knowledge and understanding of the Prestolite Code, and of the Standards of Conduct set forth below.

         - Upholding the Standards, and any related policies and procedures as part of the daily business conduct.

         - Seeking help whenever the proper course of action is unclear or unknown.

         - Remaining alert and sensitive to situations which could result in actions by any employee that are illegal, unethical, or violate the Standards or any related policies and procedures.

         - Reporting violations of the Standards to those to whom responsibility for discipline has been assigned.

         - Executing, where applicable, certifications that their conduct is in accordance with the Code and the Standards.

         - Supervisors, regardless of levels of authority, have a special responsibility for the implementation of the Standards and will be measured in their performance for:

                  - Assuring that all current and new employees under their supervision receive a copy of the Code of Business Ethics and Conduct and are trained in its meaning and application.

                  - Reviewing the knowledge and understanding of this document by employees under their supervision and ensuring that "refresher" programs are provided as necessary.

                  - Stressing to all employees in word and deed the need for a continuing commitment to the Code.

                  - Demonstrating their own commitment by conducting themselves and managing their departments and the activities of all employees under their supervision in accordance with the Code.

IV.      Standards of Conduct

         1.       Conflicts of Interest

         A conflict of interest exists whenever an employee is able to further any private (financial or otherwise) interest of the employee or a member of the employee's immediate family by reason of his or her position and responsibility with the Company. Potential conflicts of interest must be discussed with an employee's manager so that the issues can be resolved. Employees should not place themselves in a position which might give rise to the appearance that a conflict exists.

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SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

         Some examples of conflicts are where:

                  (a) An employee's investment or financial interest in, or holding a position with, any supplier, customer or competitor of the Company (except for an investment in 1% or less of the publicly traded securities of a supplier or customer of the Company).

                  (b) An employee's acceptance of or giving permission for a member of the employee's immediate family to accept gifts or favors of more than nominal value (approximately $50 or less) from an actual or prospective customer, supplier or competitor of the Company, or any governmental official or employee. This does not preclude an employee's acceptance of reasonable business entertainment, such as a lunch or dinner, or events involving normal sales promotion, advertising or publicity.

      (c) Any employee's disclosure or use of confidential information gained by reason of employment by the Company for profit or advantage for himself or anyone else. This includes work on the employee's time on projects or businesses which compete or will compete with the Company.

      (d) An employee's competition with the Company in the acquisition or disposition of rights or property.

         2.       Improper Payments

                  Bribes, kickbacks and any other form of payoff, direct or indirect, are strictly prohibited. Corporate funds must not be paid to any representative of a government, labor union, customer or supplier for the purpose of improperly obtaining a government action or commercial benefit. Nor shall our employees accept such payments.

                  Commercial business entertainment which is reasonable in nature, frequency and cost is permitted. Such expenditures must withstand public ethical review and not violate the standards of the recipient's organization.

         3.       Political Contributions

         No funds or assets of the Company shall be used for federal campaign contributions. No such funds or assets shall be used for state or local political contributions, even where permitted by applicable state or local laws, without the written approval of the Chief Executive Officer of the Company. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

         No funds or assets of the Company shall be used, directly or indirectly, for political contributions outside the United States, even where permitted by applicable local law, without prior written approval of the Chief Executive Officer of the Company.

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SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

         The above prohibitions apply only to the direct or indirect use of corporate funds or assets for political purposes and are not intended to discourage employees from making personal contributions to the candidates, parties or committees of their choice. Under no circumstances shall employees be reimbursed in any way for personal contributions.

         4.       Accurate Records and Reporting

                  The Company records must reflect an accurate and verifiable record of all transactions. The use of assets of the Company for any unlawful or improper purpose is strictly prohibited.

                  No undisclosed or unrecorded fund or asset of the company shall be established for any purpose.

                  No false or misleading entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited act.

                  No payment on behalf of the Company shall be approved without adequate supporting documentation or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the document supporting the payment. All cash transactions must be recorded in the Company's accounts.

                  Compliance with Generally Accepted Accounting Procedures and established internal controls is required at all times. Any questions on recording a transaction or possible measure must be brought to the attention of the Chief Financial Officer of the Company.

         5.       Confidential and Proprietary Information

                  Employees who gain access to and become knowledgeable about sensitive information that is confidential, private or proprietary and which is valuable to the Company are responsible for protecting the confidentiality of such information.

                  Use or disclosure of sensitive information will be for Company purposes only and not for personal benefit or the benefit of competing interests.

                  To preserve confidentiality, the disclosure of such information should be limited to those who have a need to know. The responsibility to keep such information confidential continues after the employees leave the Company.

                  Sensitive business information requiring protection includes customer lists, materials developed for in-house use, administrative and manufacturing processes, business plans, pricing strategies and any formulas, devices and compilations of information which give the Company a competitive advantage.

                  Each employee is responsible for protection of Company assets, which include the Company's investment in trade secrets, technology and other proprietary information as well as

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SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

         physical property. Managers are responsible for setting up and keeping good controls to protect assets from loss or unauthorized use.

         6.       Antitrust

                  The antitrust laws of the United States and other countries must be strictly complied with in the Company's business.

                  A wide range of transactions or practices is prohibited under those laws. No agreement or understanding may be made with competitors to fix or control prices, to allocate products, markets or territories, to boycott certain customers or suppliers, or to refrain from or limit the manufacture, sale or production of any product.

                  The provisions of the antitrust statutes apply to both formal and informal communications. Employees involved in trade association activities or in other situations allowing for less formal communication among competitors, customers or suppliers are especially alert to the requirements of the law.

                  Anyone in doubt as to the application of the antitrust laws in the United States or overseas should immediately consult the Chief Executive Officer of the Company.

         7.       International Business

                  Special care must be taken to identify and accommodate the differences between international markets and those in the United States.

                  As a Company operating internationally, we encounter laws which may vary widely from those in the United States. These laws may on occasion conflict with one another. Local customs and practices with regard to business and social dealings may also vary from country to country. Our policy is to comply with all laws which apply in the countries where we do business. The laws of the United States and the foreign countries in which the Company does business must be obeyed. Furthermore, in countries where common business practices might be less restrictive than those outlined in these Standards, employees shall follow these Standards.

                  The Foreign Corrupt Practices Act and other U.S. laws prohibit the payment of any money or anything of value to a foreign official, foreign political party (or official thereof) or any candidate for foreign political office for purposes of obtaining, retaining or directing of business. The Company and its employees must strictly abide by these laws. Any violations, or any solicitations to violate, must be reported immediately.

                  The Foreign Corrupt Practices Act, although silent on the subject, is said not to prohibit so called "facilitating payments," such as payments for expediting shipments through customs or placing a transoceanic telephone call, securing required permits, or obtaining adequate police protection - transactions which simply facilitate the proper performance of duties. While company policy does not prohibit such payments, employees are to seek advice in advance from

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

SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

         the Company's Chief Executive Officer in cases where facilitating payments may be involved. Any such facilitating payments must be properly accounted for in the Company's records.

         8.       Safety, Health and Environment

                  Safety & Health

                  The Company will provide a work place that is free from safety or health hazards or we will control such hazards to acceptable levels.

                  To help safeguard ourselves and others and our facilities, the Company will conduct and support research on the effects of such materials and products we handle or sell; share promptly any information it may obtain relative to any found hazard; conduct preventive safety and loss prevention and occupational health programs and require that equipment and operating practices meet the highest standards and conserve resources.

                  Environment

                  Prestolite Electric abides by all applicable health, safety and environmental laws and regulations in countries and communities where we operate, and where none exist, or those that do exist are considered inadequate, the Company will abide by its own high standards.

                  The Company is committed to environmental excellence in the design, manufacture, distribution, reuse and disposal of its products.

                  The Company will research the health, safety and environmental effects of its materials, products and operations and will share promptly any significant findings with employees, suppliers, customers, government agencies, appropriate scientific organizations and the public.

                  The Company will identify, control and endeavor to minimize the use of hazardous materials and will reduce wastes.

                  The Company will not continue to manufacture or distribute any product that has unacceptable environmental risks or costs.

                  The Company will conduct prevention and control programs to safeguard employees and the public and will review the effectiveness of these programs through its assurance process, environmental audit and other systems.

                  The Company will work with government and other organizations to develop realistic laws, regulations and standards to protect the public.

         9.       Quality and Testing

         The Company is committed to providing products to our customers of the highest quality. In discharging such responsibility, our products must be designed and manufactured to meet appropriate inspection, test and quality criteria of our customers. The Company's management

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

SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

and employees shall faithfully perform the necessary tests to meet such criteria, and provide accurate documentation in support of the testing. The inspection and testing documentation must be complete, truthful and accurate. Any certifications shall be given as required, and with the knowledge that a false certification or a certification which willfully ignores the required standards might subject the employee and the Company to civil or criminal penalties.

         10.      Government Business

         The United States Government has enacted laws and regulations which must be met by private contractors and subcontractors. These laws and regulations are often harsh and impose strict requirements on contractors which are significantly different and more extensive than those we encounter in our commercial contracts.

                  Since these laws involve the public trust and their violation often involves criminal sanctions, it is essential that there be strict compliance with all laws and regulations - in both spirit and letter - in transacting business with the government.

                  In conducting government business, it is essential that the terms of the contract with the government be strictly complied with and no deviations or substitutions be made without the written approval of the contracting officer or other authorized representative.

                  The Trust in Negotiations Act requires government contractors to submit complete, current, accurate and verifiable factual information relating to contract negotiation and execution, called "cost or pricing data," up through the date of the agreement on the contract price. Dis-crepancies can lead to a claim of defective pricing that could result in financial penalties and possible criminal charges against the Company and the individuals involved.

                  Employees should be prepared during the negotiations process to explain the significance of all important facts concerning a contract proposal and to certify the accuracy of the factual information you provide. This should include vendor quotations, changes in production or purchasing volume, labor efficiency and other factors which might impact the cost initially or subsequently.

         Employees should take extra care in the preparation of "cost or pricing data" before giving it to the personnel responsible for submitting the proposal to the government. Any changes affecting the cost or pricing data must be reported immediately.

                  Government Product Specifications and Testing

                  All materials and processes must conform exactly to the specifications called for in the contract. No substitutions (for example, foreign-made materials when domestic are specified) or deviations are permitted.

                  All testing and quality control requirements must be followed. These requirements cannot be changed, reduced or eliminated without proper authorization.

                  Any changes from the contract's requirements must have the prior written approval of an authorized government representative.

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

SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

                  Recording and Charging of Costs

                  Only those costs incurred in the performance of, or allocated to, a specific contract may be reimbursed by the government. Mischarging of costs is a serious offense.

                  Every effort must be made to ensure that all costs, both direct and indirect, are charged to the correct account. Any change of records, or transfer of costs for accounting purposes, must be documented and properly approved.

                  If an employee is required to sign a time card, his or her signature is a representation as to the accuracy of the information on the card. No one is authorized to permit or require an employee to deviate from appropriate charging practices.

                  Employees should immediately report any suspected deviations from proper charging practices.

                  Hiring of Former U.S. Government Employees

         The government has enacted specific rules to eliminate even the appearance of a conflict of interest by former government employees who work for government contractors. The Human Resources Department should be contacted prior to discussing the employment, or possible retention as a consultant, of any current or former government employee, whether military or civilian.

                  Both the Company and any employee or consultant who was a former government employee must comply with these rules while working on the Company's behalf.

V.       Assistance and Guidance

         1.       Assistance

                  Each employee shares the responsibility to protect the Company's reputation and integrity.

                  It takes courage to raise an ethical issue - especially if it involves a situation in an employee's work area. However, the Company will support any employee who carries out such responsibility.

                  The best course of action is to discuss ethical issues with someone. Employees should consult their manager, their Department head, or the Human Resources Department when they need assistance. Anyone contacted with a request for assistance shall take every practical and reasonable measure to ensure that the employee's relationship with the Company shall not be adversely affected as a result of the request.

         2.       Exceptions

                  No set of guidelines can cover all situations and the Standards may have exceptions.

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SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

                  If an employee encounters a situation where the application of the Standard contained in the Code seems inappropriate, the employee should consult his or her manager. The manager can consult with the appropriate approval authority to determine if any exception is in order. In case of doubt as to approval authority, the Chief Financial Officer should be consulted.

         3.       Compliance and Discipline

                  Each employee is responsible for understanding and complying with this Code of Conduct. Managers are responsible for assisting their personnel in the understanding of the Code. Managers are charged with being aware of the ethical business behavior of employees under the Manager's direction.

                  No employee will suffer any adverse action or career disadvantage for questioning a Company practice or reporting a suspected violation of this Code or other irregularity.

                  The Company will investigate possible violations. In doing so, it will respect the rights of all parties concerned.

                  The identity of employees reporting possible violations will be kept confidential - unless the Company is required to reveal it in order to enforce this Code or by applicable law or judicial process.

VI.      Monitory Compliance

                  It shall be the responsibility of all Company executives to insure proper dissemination of and compliance with the company's Code of Business Ethics and Conduct.

                  A copy of the Code and Standards shall be furnished to each employee of the Company.

                  Each attorney, consultant or advisor engaged by the Company to render services of other than a routine nature arising out of the Company's normal course of business, shall be furnished a copy of the Code and Standards. Such engagement shall be subject to the Code and Standards.

                  Any employee who has any questions regarding the Code and Standards should discuss the matter with the Human Resources Department. Any employee having a knowledge of any material violation shall report such matter to the Chief Financial Officer promptly after the attainment of such knowledge or belief. If, after reasonable investigation, the Chief Financial Officer considers such report to be with knowledge or reasonable belief that a material violation has occurred, the Chief Financial Officer shall forward such report in writing to the Chief Executive Officer. Appropriate disciplinary action, including (where appropriate) dismissal or criminal action can be instituted by the Chief Executive Officer (or designee) with respect to those involved in any violation.

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

SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

                  Each year all officers and senior executives of the Company and its operating subsidiaries and divisions shall be required to state in writing that they have no knowledge of any material violation of the Code and Standards, other than those violations, if any, which have previously been reported in accordance therewith; see sample letter attached as Addendum No. 1. The Manager of Corporate Human Resources shall be charged with the responsibility of obtaining and reviewing these statements.

                  The Company's internal audit group or its outside auditors shall, as a part of its regular auditing procedures, periodically audit the subsidiary's or division's records to determine compliance with the Code and Standards. The result of such audits shall be reported in writing to the Chief Executive Officer.

                  In reporting on their examination of the Company's financial statements, the Company's independent auditors shall be requested to state whether or not anything has come to their attention in the course of such examination which has led them to believe that the Code of Standards have not been met.

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

SUBJECT:     BUSINESS ETHICS AND CONDUCT                    STANDARD POLICY AND
                                                             PROCEDURE NO. 001
EFFECTIVE DATE:      JANUARY 1, 2004

                              ADDENDUM NO. 1 TO THE
                         BUSINESS ETHICS POLICY NO. 001
                                  ANNUAL REPORT

I have read and understand Prestolite Electric Incorporated's Code of Business and Ethics and Conduct (including the incorporated Standards).

I recognize that it is my continuing responsibility to ensure that the Code and Standards is brought to the attention of each employee under my supervision. I have taken appropriate steps to discharge that responsibility. If a change in circumstances occurs which should be reported in accordance with the Code and Standards, I will promptly file a revised Report Letter.

I hereby certify that, to the best of my knowledge, neither I nor any such employee nor any member of my immediate family has engaged in any activity or has any interest which violates the letter or spirit of the Code and Standards other than the possible or actual exceptions to the Code and Standards described below:

Except (attach additional sheets if needed).

                                                       _________________________
                                                             Name (Printed)

                                                       _________________________
                                                               Signature

Dated:___________________

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